June 30, 2005
CONTACTS:	Colin Neill, CFO	Media Contact
	Axonyx Inc.	Dawn Lauer
	212-645-7704	212-537-8088
	www.axonyx.com	dlauer@gcigroup.com

AXONYX ANNOUNCES TRANSITION OF BOARD CHAIRMANSHIP

New York, NY – June 30, 2005 – Axonyx Inc. (NASDAQ: AXYX) a U.S.-based biopharmaceutical company, today announced that Marvin S. Hausman, MD, has elected to step down as Chairman on September 14, 2005 but will remain a director of Axonyx. The board of directors unanimously elected Steven B. Ratoff as non-executive chairman to succeed Dr. Hausman.

Dr. Hausman founded Axonyx in 1997 and was instrumental in identifying and licensing - the technologies which are the basis of the company’s current focus. Dr. Hausman is Chairman of Oxis International (OXIS: OB), in which the company owns a 34% interest. He is also a Director of Arbios Systems Inc. (ABOS: OB), a liver dialysis company. Dr. Hausman’s scientific/clinical expertise and interests also include cancer immunology, organ transplantation and infectious diseases.

The Company has entered into a consulting agreement with Dr. Hausman that will provide it with continued access to Dr. Hausman’s considerable knowledge and experience.

Steven B. Ratoff, a seasoned business executive, joined the Axonyx board on May 5, 2005. Mr. Ratoff is currently a private investor and a Venture Partner with Proquest Investments, a biopharmaceutical venture capital firm. He most recently served as Chairman and Interim Chief Executive Officer of Cima Labs, Inc., a public specialty pharmaceutical company, from May 2003 through its sale to Cephalon, Inc. in August 2004. Mr. Ratoff is currently a director of InKine Pharmaceutical Company, Inc. (NASDAQ: INKP).

“I remain committed to Axonyx and to the attainment of its clinical goals,” said Dr. Hausman. “I have great confidence in Steven’s track record of success in the biopharmaceutical industry and believe the right team is in place to move our company forward.”

Commenting on the transition, Gosse B Bruinsma, MD, President and CEO of Axonyx stated “We are very appreciative of Marvin’s efforts and experience in growing and financing the company since its inception in 1997 and look forward to continuing our relationship. We look forward to working with Steven and benefiting from his leadership as we continue to develop our CNS pipeline.”

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx's annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer's disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy and safety results of a Phase III trial program, if pursued, will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company's development work on Phenserine will support an NDA filing, that the results of Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable successful development of or acceleration of the development of and optimize marketing opportunities for, Phenserine. Axonyx cannot assure that it will be able to advance any of its other potential memory enhancing compounds toward IND status or beyond. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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